Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS 2012 FIRST QUARTER RESULTS

Fifth Sequential Comparable Quarter Increase in Lease Revenues

Enters Two New Markets

Tempe, AZ – May 4, 2012 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Compared to First Quarter 2011

•	Total revenues rose 6.1% to $87.9 million from $82.9 million;

•	Leasing revenues rose 6.8% to $77.6 million from $72.7 million;

•	Lease revenues comprised 88.3% of total revenues compared to 87.7% of total revenues;

•	Sales revenues rose 4.2% to $9.8 million from $9.4 million;

•	Sales margins were 39.8% compared to 36.0%;

•	Non-GAAP EBITDA was $28.4 million, compared to $29.8 million;

•	Non-GAAP net income rose 6.3% to $5.4 million from $5.1 million; and

•	Non-GAAP diluted earnings per share was $0.12 for both periods.

Other First Quarter 2012 Highlights

•	Free cash flow was $13.9 million;

•	Net debt was paid down by $4.2 million after payment of $7.4 million in financing costs for the Company’s new asset-based revolving credit facility (“ABL”);

•

Yield (total lease revenues per unit on rent) increased 4.4% compared to the first quarter of 2011, primarily due to an increase in trucking revenues and a year-over-year average rental rate increase of 2.1%;

•	Average utilization rate was 56.8% compared to 53.9%;

•	Utilization at March 31, 2012 was 57.3%, an increase from 54.9% the prior year; and

•	Excess availability under our ABL at March 31, 2012 increased to $550.7 million.

Non-GAAP reconciliation tables are on page 5 of this press release, and show the nearest comparable GAAP results to the non-GAAP results.

Business Overview

Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “Although our first quarter is historically our seasonally slowest, we experienced comparable quarter gains in our most important performance benchmarks – utilization, yield and, as a result, lease revenues. This was in fact the fifth sequential reporting period of comparable quarter lease revenue growth. That said, we were less than satisfied by the rate of lease revenue growth in North America. Our core business activity was not as robust as we would have expected even in our seasonally weakest quarter. In addition, the lower growth can be attributed to a higher volume in the number of pick-ups in the first quarter given our unusually high holiday rental demand the prior year and changes we made to our call center. During the first quarter, our National Sales Center team was structured into dedicated in-bound and out-bound groups. This focus will allow us to more effectively size our call center teams to put more emphasis on customer relationships, account ownership and finding new opportunities. With our sales staff refocused on getting storage units on rent with our core longer term customers, utilization has improved from a first quarter average of 56.8% to 57.3% at the end of March, up to 57.6% at April 30th. We believe this improvement in utilization will continue and translate into increased lease revenues and profitability as the year progresses.”

Mobile Mini, Inc. News Release
May 4, 2012

Mr. Bunger continued, “Non-GAAP EBITDA and non-GAAP EBITDA margin also fell below our expectations due to several large expense items designed to support growth over the longer term. The three most significant items included approximately $700,000 associated with the start-up of our consumer initiative, such as leasing warehouse space, hiring and training personnel, and advertising production costs. We also incurred approximately $500,000 of expenses from lease fleet repositioning and new location start-up costs. Finally, there was a 13% increase in deliveries of steel and mobile offices, which drove higher repair and maintenance expenses.”

Mr. Bunger further noted, “The upward trend in yield continued into 2012 with a 4.4% comparable quarter improvement for the first quarter, which relates to increased trucking revenues, product mix owing to the increase in office rentals, plus a continuation of rental rate increases.”

Discussing yards and branches opened in 2011, Mr. Bunger pointed out, “Thus far we are very encouraged by their performance. By ramping up units on lease, many of the new locations are already EBITDA positive and others are close to achieving that goal. Thus far this year, we have entered two new markets, Rochester, NY as we announced in February and more recently, Palm Springs, CA, both with low-cost greenfield operational yards. At the end of March, we acquired the lease assets of the second largest mobile storage company in Calgary, AB, which has been integrated into our existing Calgary operations. We are still on track to enter a minimum of eight new markets this year, with the next yard scheduled to open in Lexington, KY during the second quarter. We also consolidated our operations in Scotland, and now serve customers in and around Edinburgh through our Glasgow branch. With regard to our U.K. operations, in the aggregate they are doing an excellent job of growing lease revenues, which were up 12.5% from the first quarter of 2011.”

Moving on to Mobile Mini’s new and expanded consumer initiative, Mr. Bunger went on to say, “We should be up and running in Phoenix, San Diego, Denver, Austin, Atlanta, Jacksonville and Minneapolis, by the end of the second quarter. Mobile Mini will deliver empty containers to homeowners and when loaded, we will pick them up and deliver them to our indoor warehouse. To support and grow this enterprise, we are using idle fleet that has been customized with consumer-oriented features and exterior branding, rollout out a new website, plus we have mass advertising planned.”

Mark Funk, Mobile Mini’s Executive Vice President & CFO, noted, “Inclusive of the 2012 first quarter, we have generated free cash flow for 17 consecutive quarters. First quarter free cash flow of $13.9 million made possible the pay down of $4.2 million of debt, after payment of $7.4 million of financing costs for our new ABL and $5.0 million of capital expenditures. As we announced in February, our new ABL reduces our interest rate on borrowings by 50 basis points while increasing the maximum principal amount to $900.0 million from $850.0 million, and extending the new ABL maturity to February 22, 2017.”

He continued, “Since the acquisition of Mobile Storage Group in mid-2008, we have generated free cash flow of $272.4 million and paid down $239.5 million of debt. As a result of our reduced borrowings and better rates under our new ABL, our 2012 first quarter interest expense was reduced by 16.4%, or over $2 million, compared to the first quarter of 2011.”

Mobile Mini, Inc. News Release
May 4, 2012

Mr. Bunger concluded, “We don’t believe the comparable quarter growth rates of the first quarter are indicative of the year as a whole. As the year unfolds, we expect to achieve meaningful gains in comparable quarter non-GAAP EBITDA, spurred by more substantial increases in lease revenues. Our core business, geographic expansion plans and new consumer initiatives have a strong financial infrastructure in which to prosper.”

EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. Reconciliations of EBITDA, EBITDA margin, and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.

Conference Call

Mobile Mini will host a conference call today, Friday, May 4, 2012 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of over 236,600 portable storage containers and office units with 134 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, increase in utilization, the ability to strengthen, grow and expand our operations, increasing debt pay down, and new consumer initiatives, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com

(See Accompanying Tables)

Mobile Mini, Inc. News Release
May 4, 2012

Mobile Mini, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2012	2012	2011	2011
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$77,617	$77,617	$72,679	$72,679
Sales	9,805	9,805	9,412	9,412
Other	501	501	768	768

Total revenues	87,923	87,923	82,859	82,859

Costs and expenses:
Cost of sales	5,898	5,898	6,019	6,019
Leasing, selling and general expenses (2)	53,714	53,620	47,088	47,048
Integration, merger and restructuring expenses (3)	496	—	205	—
Depreciation and amortization	9,014	9,014	8,795	8,795

Total costs and expenses	69,122	68,532	62,107	61,862

Income from operations	18,801	19,391	20,752	20,997

Other income (expense):
Interest expense	(10,617)	(10,617)	(12,699)	(12,699)
Debt restructuring expense (4)	—	—	(1,334)	—
Deferred financing costs write-off (5)	(692)	—	—	—
Foreign currency exchange	(1)	(1)	(1)	(1)

Income before provision for income taxes	7,491	8,773	6,718	8,297
Provision for income taxes	2,860	3,328	2,567	3,176

Net income	4,631	5,445	4,151	5,121
Earnings allocable to preferred stockholders	—	—	(777)	(958)

Net income available to common stockholders	$4,631	$5,445	$3,374	$4,163

Earnings per share:
Basic	$0.10	$0.12	$0.09	$0.12

Diluted	$0.10	$0.12	$0.09	$0.12

Weighted average number of common and common share equivalents outstanding:
Basic	44,489	44,489	35,580	35,580

Diluted	45,060	45,060	44,474	44,474

EBITDA	$27,814	$28,404	$29,546	$29,791

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.
(2)	In 2012, the difference relates to acquisition activity costs that are excluded in the non-GAAP presentation.
In 2011, the difference represents one-time costs that are excluded in the non-GAAP presentation.
(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.
(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes in 2011 and is excluded in the non-GAAP presentation.
(5)	Represents a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced by our new $900.0 million credit agreement in February 2012 and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release
May 4, 2012

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Three Months Ended March 31, 2012 (in thousands except per share data) (includes effects of rounding)						Non-GAAP Reconciliation to Nearest Comparable GAAP Measure Three Months Ended March 31, 2011 (in thousands except per share data) (includes effects of rounding)
	Non-GAAP (1)	Acquisition Expenses (2)	Integration, merger and restructuring expenses (3)	Deferred financing costs write- off (4)	GAAP	Non-GAAP (1)	Leasing, selling and general expenses (5)	Integration, merger and restructuring expenses (3)	Debt Restructuring expense (6)	GAAP
Revenues	$87,923	$—	$—	$—	$87,923	$82,859	$—	$—	$—	$82,859
EBITDA	$28,404	$(94)	$(496)	$—	$27,814	$29,791	$(40)	$(205)	$—	$29,546
EBITDA margin	32.3%	(0.1)%	(0.6)%	$—	31.6%	36.0%	(0.0)%	(0.2)%	—	35.7%
Operating income	$19,391	$(94)	$(496)	$—	$18,801	$20,997	$(40)	$(205)	$—	$20,752
Operating income margin	22.1%	(0.1)%	(0.6)%	$—	21.4%	25.3%	0.0%	(0.2)%	—	25.0%
Pre tax income	$8,773	$(94)	$(496)	$(692)	$7,491	$8,297	$(40)	$(205)	$(1,334)	$6,718
Net income	$5,445	$(59)	$(329)	$(426)	$4,631	$5,121	$(25)	$(125)	$(820)	$4,151
Diluted earnings per share	$0.12	$—	$(0.01)	$(0.01)	$0.10	$0.12	$—	$(0.01)	$(0.02)	$0.09

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.
(2)	Represents acquisition activity costs that are excluded in the non-GAAP presentation.
(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.
(4)	Represents a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced by our new $900.0 million credit agreement in February 2012 and is excluded in the non-GAAP presentation.
(5)	Represents one-time costs that are excluded in the non-GAAP presentation.
(6)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes in 2011 and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release
May 4, 2012

This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A” and “free cash flow”. These measurements are deemed “non-GAAP financial measures” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.

EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.

Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.

Non-GAAP SG&A permits a comparative assessment of our SG&A expenses by excluding certain one-time expenses to make a more meaningful comparison of our operating performance.

A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding.

Mobile Mini, Inc. News Release
May 4, 2012

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$27,814	$29,546
Interest paid	(3,047)	(5,383)
Income and franchise taxes paid	(41)	(66)
Share-based compensation expense	1,856	1,325
Gain on sale of lease fleet units	(3,114)	(3,093)
Loss (gain) on disposal of property, plant and equipment	(13)	21
Changes in certain assets and liabilities, net of effect of businesses acquired:
Receivables	2,963	1,758
Inventories	(1,302)	(894)
Deposits and prepaid expenses	194	(305)
Other assets and intangibles	(237)	(97)
Accounts payable and accrued liabilities	(6,226)	(2,038)

Net cash provided by operating activities	$18,847	$20,774

Reconciliation of net income to EBITDA and non-GAAP EBITDA:
Net income	$4,631	$4,151
Interest expense	10,617	12,699
Provision for income taxes	2,860	2,567
Depreciation and amortization	9,014	8,795
Debt restructuring expense	—	1,334
Deferred financing costs write-off	692	—

EBITDA	27,814	29,546
Integration, merger and restructuring expenses & other	496	245
Acquisition expenses	94	—

Non-GAAP EBITDA	$28,404	$29,791

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$18,847	$20,774

Additions to lease fleet	(9,820)	(3,517)
Proceeds from sale of lease fleet units	7,653	8,203
Additions to property, plant and equipment	(2,959)	(3,191)
Proceeds from sale of property, plant and equipment	164	26

Net capital (expenditures) proceeds, excluding acquisitions	(4,962)	1,521

Free cash flow	$13,885	$22,295

Mobile Mini, Inc. News Release
May 4, 2012

Mobile Mini, Inc.

Condensed Consolidated Balance Sheets

(in thousands except par value data)

(includes effects of rounding)

	March 31, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Cash	$2,037	$2,860
Receivables, net	44,587	47,102
Inventories	22,192	20,803
Lease fleet, net	1,025,405	1,018,742
Property, plant and equipment, net	80,646	79,875
Deposits and prepaid expenses	7,199	7,338
Other assets and intangibles, net	22,218	16,862
Goodwill	518,147	514,469

Total assets	$1,722,431	$1,708,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$21,254	$20,849
Accrued liabilities	46,942	46,369
Lines of credit	341,360	345,149
Notes payable	194	316
Obligations under capital leases	1,025	1,289
Senior Notes, net	349,739	349,718
Deferred income taxes	186,790	183,550

Total liabilities	947,304	947,240

Commitments and contingencies

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 47,890 issued and 45,715 outstanding at March 31, 2012 and 47,787 issued and 45,612 outstanding at December 31, 2011	479	478
Additional paid-in capital	512,558	508,936
Retained earnings	320,739	316,106
Accumulated other comprehensive loss	(19,349)	(25,409)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	775,127	760,811

Total liabilities and stockholders’ equity	$1,722,431	$1,708,051